EXHIBIT 5.2
[Letterhead of Shearman & Sterling LLP]
February 13, 2009
The Board of Directors
IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario L5K 1B1
IMAX Corporation
Ladies and Gentlemen:
We have acted as United States counsel to IMAX Corporation, a Canadian corporation (the “Company”), in connection with the shelf registration statement on Form S-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the proposed public offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of the following securities of the Company: (i) senior debt securities (the “Senior Debt Securities”) and subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”); (ii) guarantees of the Debt Securities (the “Guarantees”) by the subsidiaries of the Company listed in Schedule A (the “Covered Guarantors”) and certain other subsidiaries of the Company (together with the Covered Guarantors, the “Guarantors”); (iii) special shares (the “Special Shares”); (iv) common shares, no par value (the “Common Shares”); (v) warrants to purchase any of the foregoing Debt Securities, Special Shares or Common Shares (the “Warrants”); (vi) share purchase contracts to purchase Common Shares or Special Shares (the “Stock Purchase Contracts”); and (vii) units comprised of one or more of the foregoing securities (the “Units”), in each case, as described in the prospectus forming a part of the Registration Statement (the “Prospectus”) and as shall be designated by the Company at the time of the applicable offering.
The Senior Debt Securities will be issued in one or more series pursuant to an indenture in substantially the form of Exhibit 4.3 to the Registration Statement (the “Senior Indenture”) to be entered into between the Company and a financial institution identified therein as trustee (the “Senior Trustee”). The Subordinated Debt Securities will be issued in one or more series pursuant to an indenture in substantially the form of Exhibit 4.4 to the Registration Statement (the “Subordinated Indenture”) to be entered into between the Company and a financial institution identified therein as trustee (the “Subordinated Trustee”). The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and a financial institution identified therein as warrant agent (each, a “Warrant Agent”). The Stock Purchase Contracts will be issued under one or more share purchase contract agreements (each, a “Stock Purchase Contract Agreement”) to be entered into between the Company and a financial institution identified therein as share purchase contract agent (the “Stock Purchase Contract Agent”). The Units will be issued under one or more unit agreements (each, a “Unit Agreement”) to be entered into between the Company and a financial institution identified therein as unit agent (the “Unit Agent”). The Senior Indenture, any form of certificate representing Senior Debt Securities, the Subordinated Indenture, any form of certificate representing Subordinated Debt Securities, any form of notation of Guarantee, any Warrant Agreement, any form of certificate representing Warrants, any Stock Purchase Contract Agreement and any Unit Agreement are collectively referred to herein as the “Opinion Documents”.
In that connection, we have reviewed originals or copies of the following documents:
(a)	The Registration Statement.
(b)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.
In our review of the Opinion Documents and other documents, we have assumed:
(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.
(e)	That, when duly executed by the parties thereto, each of the Opinion Documents will be the legal, valid and binding obligation of each party thereto, other than the Company and the Guarantors, enforceable against each such party in accordance with its terms and that each of the Opinion Documents will be governed by and construed in accordance with the law of the State of New York.
(f)	That:
(i)	Each of the Company and the Guarantors is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.
(ii)	Each of the Company and the Guarantors, other than the Covered Guarantors, has power and authority (corporate or otherwise) to execute, deliver and perform the Opinion Documents to which it is a party.
(iii)	The execution, delivery and performance by each of the Company and the Guarantors of the Opinion Documents to which it is a party will have been duly authorized by all necessary action (corporate or otherwise) and will not:

(A)	contravene its certificate or articles of incorporation, bylaws or other organizational documents;
(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or
(C)	result in any conflict with or breach of any agreement or document binding on it.
(iv)	Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by each of the Company and the Guarantors of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is or will be in full force and effect.
We have not independently established the validity of the foregoing assumptions.
“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Guarantors, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of assumption paragraph (f) above and our opinion in paragraph 5 below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, any of the Guarantors, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.
Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:
1.	When (i) the necessary corporate action has been taken to authorize the form, terms, execution and delivery of the Senior Indenture and (ii) the Senior Indenture has been duly executed and delivered by the Company and duly authorized, executed and delivered by the Senior Trustee, the Senior Indenture will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
2.	When (i) the Senior Indenture has been duly executed and delivered by the Company and the Senior Trustee, (ii) the necessary corporate action has been taken to authorize the form or forms, term or terms, execution and delivery of the Senior Debt Securities and (iii) the Senior Debt Securities have been duly executed by the Company and authenticated by the Senior Trustee in accordance with the Senior Indenture and delivered to and paid for by the purchasers thereof, the Senior Debt Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Senior Indenture.

3.	When (i) the necessary corporate action has been taken to authorize the form, terms, execution and delivery of the Subordinated Indenture and (ii) the Subordinated Indenture has been duly executed and delivered by the Company and duly authorized, executed and delivered by the Subordinated Trustee, the Subordinated Indenture will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
4.	When (i) the Subordinated Indenture has been duly executed and delivered by the Company and the Subordinated Trustee, (ii) the necessary corporate action has been taken to authorize the form or forms, term or terms, execution and delivery of the Subordinated Debt Securities and (iii) the Subordinated Debt Securities have been duly executed by the Company and authenticated by the Subordinated Trustee in accordance with the Subordinated Indenture and delivered to and paid for by the purchasers thereof, the Subordinated Debt Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Subordinated Indenture.
5.	The Guarantees have been duly authorized by the Covered Guarantors and, when (i) the necessary corporate action has been taken by the Guarantors, other than the Covered Guarantors, to authorize the Guarantees and the final terms of the Guarantees have been duly established and approved, (ii) the Guarantees have been duly executed and delivered by each of the Guarantors in accordance with the Senior Indenture or the Subordinated Indenture, as applicable, and (iii) the Senior Debt Securities or the Subordinated Debt Securities, as applicable, have been authenticated by the Senior Trustee or Subordinated Trustee, as applicable, in accordance with the Senior Indenture or the Subordinated Indenture, as applicable, and delivered to and paid for by the purchasers thereof, the Guarantees will be the legal, valid and binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms.
6.	When (i) the necessary corporate action has been taken by the Company to authorize the form, terms, execution and delivery of the Warrants, including the adoption of a Warrant Agreement relating thereto, and (ii) Warrants with such terms are duly executed and delivered against payment in the manner provided for in the Warrant Agreement pursuant to which the Warrants are to be executed and delivered and such corporate action, and such Warrants have been countersigned by the applicable Warrant Agent, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
7.	When (i) the necessary corporate action has been taken by the Company to authorize the form, terms, execution and delivery of the Stock Purchase Contracts, including the adoption of a Stock Purchase Contract Agreement relating thereto, and (ii) the Stock Purchase Contracts with such terms are duly executed and delivered against payment therefor in the manner provided for in the Stock Purchase Contracts and such corporate action, and such Stock Purchase Contracts have been countersigned by the applicable Stock Purchase Contract Agent, such Stock Purchase Contracts will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

8.	When (i) the necessary corporate action has been taken by the Company to authorize the form, terms, execution and delivery of the Units, including the adoption of a Unit Agreement relating thereto, and (ii) the Units with such terms are duly executed and delivered against payment therefor in the manner provided for in the agreement pursuant to which the Units are to be issued and such corporate action, and such Units have been countersigned by the applicable Unit Agent, such Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
Our opinions expressed above are subject to the following qualifications:
(a)	Our opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.
(b)	Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
(c)	Our opinions are limited to Generally Applicable Law.
(d)	With respect to Debt Securities denominated in a currency other than United States dollars, if any, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.
This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.
We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/  SHEARMAN & STERLING LLP

SCHEDULE A

Big Engine Films Inc.	Delaware
David Keighley Productions 70 MM Inc.	Delaware
IMAX (Titanic) Inc.	Delaware
IMAX II U.S.A. Inc.	Delaware
IMAX Chicago Theatre LLC	Delaware
IMAX Film Holding Co.	Delaware
IMAX Minnesota Holding Co.	Delaware
IMAX Providence General Partner Co.	Delaware
IMAX Providence Limited Partner Co.	Delaware
IMAX Scribe Inc.	Delaware
IMAX Theatre Holding (California I) Co.	Delaware
IMAX Theatre Holding (California II) Co.	Delaware
IMAX Theatre Holding (Nyack I) Co.	Delaware
IMAX Theatre Holding (Nyack II) Co.	Delaware
IMAX Theatre Holding Co.	Delaware
IMAX Theatre Holdings (OEI), Inc.	Delaware
IMAX Theatre Management Company	Delaware
IMAX U.S.A. Inc.	Delaware
Nyack Theatre LLC	New York
Ridefilm Corporation	Delaware
Sacramento Theatre LLC	Delaware
Strategic Sponsorship Corporation	Delaware
Taurus-Littrow Productions Inc.	Delaware